Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG DECLARES COMMON STOCK DIVIDEND OF $0.28 PER SHARE

NEW YORK, November 2, 2015 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors declared a dividend of $0.28 per share on AIG Common Stock, par value $2.50 per share. The dividend is payable on December 21, 2015, to stockholders of record at the close of business on December 7, 2015.

This dividend will result in an adjustment to the exercise price of the outstanding warrants (CUSIP number 026874156) (the “Warrants”) to purchase shares of AIG Common Stock and an adjustment to the number of shares of AIG Common Stock receivable upon Warrant exercise. The exact adjustments, determined by a formula set forth in the Warrant Agreement, will become calculable on December 2, 2015, the day prior to the ex-dividend date. Once the adjustments are determined, AIG will announce the actual adjustment to the Warrant exercise price and shares receivable. Further information on the Warrants and the adjustments is available in the Investors section of AIG’s website.

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.